UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 8, 2008 (October 2, 2008)

BioAuthorize Holdings, Inc.
formerly known as
Genesis Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-33073	20-2775009
(State or other Jurisdiction of	(Commission File No.)	(IRS Employer
Incorporation)		Identification No.)

15849 N. 71st Street, Suite 226
Scottsdale, Arizona 85254-2179
(Address of Registrant's Principal Executive Offices) (Zip Code)

(928) 300-5965
(Registrant's telephone number, including area code)

___________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items in Form 8-K

		Page

Facing Page		1
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers	3
Signatures		4

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)
Gerald B. Van Wie and G. Neil Van Wie have each resigned as directors of the Company and its wholly-owned subsidiary BioAuthorize, Inc. effective October 2, 2008. Gerald B. Van Wie also resigned as Vice-President, Chief Operating Officer and Chief Technology Officer of the Company and as Vice-President and Chief Technology Officer of BioAuthorize, Inc. effective October 2, 2008. G. Neil Van Wie resigned as Vice-President and Chief Financial Officer of the Company and as Vice-President and Chief Financial Officer of BioAuthorize, Inc. effective October 2, 2008.

(c)
Jeffrey R. Perry, 49, has been appointed as Vice-President, Chief Financial Officer, Chief Operating Officer and Secretary of the Company effective October 7, 2008. No term for service has been established at this time, and Mr. Perry has no employment agreement. He serves at the discretion of the Company, and no compensation has been established for his position as an officer of the Company. There is no arrangement or understanding between Mr. Perry and any other person pursuant to which Mr. Perry was or is to be selected as an officer as contemplated under Item 401(b) of Regulation S-K. Mr. Perry has entered into an option agreement with Yada Schneider, President and CEO of the Company, to acquire, directly from Mr. Schneider, shares of common stock owned by Mr. Schneider. Mr. Perry has no family relationship with any other executive officer or director of the Company or BioAuthorize, Inc.

Mr. Perry has been licensed to practice law in Texas since May 1988 and in Arizona since March 2000 and has maintained a law practice for many years, most recently under the firm name, Jeffrey R. Perry Law Firm, P.C., since August 2006. During the past six (6) years, he has focused his practice on the representation of various business entities in the areas of entity formation, structured financings including private placements of securities, business combination transactions, SEC reporting and other general company business matters including contractual, employment and intellectual property matters. He has represented a number of public companies whose common stock has traded on the Over The Counter Bulletin Board including serving as outside counsel to the Company since February 2008. Since 2005 he has served as outside general counsel for IR Biosciences Holdings, Inc. (OTCBB:IRBS), a development stage biotechnology company engaged in the research and development of potential drug candidates, Homspera® and its derivatives, Radilex® and Viprovex®. From late 2002 until August 2005, he served as General Counsel and Executive Vice President Mergers & Acquisitions for ImproveNet, Inc. (OTCBB:IMPV), an internet based service matching contractors with home improvement and construction projects. His duties included oversight of strategy, planning and execution of the company’s merger and acquisition efforts, and all aspects of legal matters of the company, the development of risk management solutions and financial analysis, planning and forecasting. He has also served as general counsel for Ebiz Enterprises, Inc. (OTCBB:EBIZ) from 2000 to 2003, responsible for management and oversight of all aspects of legal matters of the company and the development of risk management solutions. In 2003, Mr. Perry also has served as legal counsel to Integrated Information Systems (OTCBB:IISX).

Neither the Company nor any of its subsidiaries has entered into any transactions with Jeffrey R. Perry described in Item 404(a) of Regulation S-K.

(d)
Jeffrey R. Perry, 49, has been appointed as a director of the Company effective October 7, 2008. There is no set term of service, and Mr. Perry will serve at the discretion of the Board until his successor has been elected and qualified. The Board of Directors has not established any committees, and therefore Mr. Perry will not be named to serve on any committees. In connection with Mr. Perry’s appointment as a director of the Company, the Company did not enter into or materially amend any plan, contract or arrangement that Mr. Perry will participate in as a director of the Company. No compensation has been established for his position as a director of the Company.

Kim Garvey, 61, has been appointed as a director of the Company effective October 7, 2008. There is no set term of service, and Mr. Garvey will serve at the discretion of the Board until his successor has been elected and qualified. The Board of Directors has not established any committees, and therefore Mr. Garvey will not be named to serve on any committees. In connection with Mr. Garvey’s appointment as a director of the Company, the Company did not enter into or materially amend any plan, contract or arrangement that Mr. Garvey will participate in as a director of the Company. No compensation has been established for his position as a director of the Company.

There is no arrangement or understanding between Mr. Perry and Mr. Garvey, respectively, and any other person pursuant to which Mr. Perry and Mr. Garvey, respectively, was selected as a director as contemplated under Item 401(a) of Regulation S-K. Neither the Company nor any of its subsidiaries has entered into any transactions with Jeffrey R. Perry or Kim Garvey described in Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOAUTHORIZE HOLDINGS, INC.

Dated: October 8, 2008	By:	/s/ Yada Schneider
Yada Schneider,
President and CEO